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                                                                   EXHIBIT 10.21


            SUMMARY OF STEELCASE INC. NON-EMPLOYEE DIRECTOR BENEFITS


The Steelcase Benefit Plan for Outside Directors (Director Plan) became effective on March 1, 1999. This plan was created to provide medical and dental benefits to members of our Board of Directors who are not employees or retirees of the Company. Dependent coverage is also available to participants. Effective March 1, 2005, the Director Plan was merged into the Steelcase Inc. Employee Benefit Plan (Employee Plan), the Company's broad-based plan that covers over 3,000 Company employees, retirees and their families.

Following the merger, there are still some differences in the eligibility, participation and benefit provisions between active and retired Directors and employees.

Differences in Eligibility and Participation

o Directors and their dependents are eligible for coverage at the time the Director becomes a member of the Board of Directors. During an annual enrollment period, Directors who are already enrolled in coverage may opt out of coverage or change plans. A Director who does not enroll at the time of becoming a Director is not eligible during a subsequent annual enrollment period but he or she has special enrollment rights when other existing coverage is lost or when there is a qualified change in status. Employees are eligible at the time of hire. During an annual enrollment period, eligible employees may opt in or out of coverage or change plans. Eligible employees may also change plans when there is a qualified change in status, including a loss of other coverage.

o Directors who have served at least two terms on the Board and are enrolled in medical benefits as a Director at the time of leaving the Board, are eligible for retiree medical coverage. Employees hired after July 22, 2002 are not eligible for retiree medical coverage. An employee hired on or before July 22, 2002 who retires from a Steelcase location that provides retiree medical coverage is eligible for retiree medical coverage under the plan if his or her age plus continuous years of service equals 80 or more. Also, if an employee working at an eligible location was hired prior to February 1, 1978, the employee is eligible for retiree medical coverage if he or she meets one of the following criteria:

        -        At least age 55 with 20 years of continuous service,

        -        At least age 58 with 15 years of continuous service, or

        -        Age 65 with continuous service after February 1, 1978.

o Eligible retired Directors may opt out of the Employee Plan at any time, but may not opt back into the plan at a later date. Eligible retired employees may opt out of the Employee Plan if they are covered under another group health plan and can opt back into the Employee Plan if the other health coverage is lost.

Differences in Benefit Provisions

o HMOs are available to active employees at certain locations but not active Directors.

o Short-term disability benefits are available to active hourly and nonexempt employees at certain locations but not active Directors.

o A working spouse of an active or retired employee, who has coverage available through his or her employer, must enroll in that coverage in order to be covered under the Employee Plan. A working spouse of an active or retired Director does not have to enroll in other available coverage in order to be covered.